EXHIBIT 3.1C



                            CERTIFICATE OF AMENDMENT

                                     OF THE

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                             ALLION HEALTHCARE, INC.

                UNDER SECTION 242 OF THE GENERAL CORPORATION LAW

                        --------------------------------

           ALLION HEALTHCARE, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:

           1. The board of directors of the Corporation, by the affirmative vote of all of its directors at a meeting duly held, duly adopted resolutions proposing and declaring advisable, in accordance with Section 242 of the General Corporation Law of the State of Delaware, the following amendments to the Restated Certificate of Incorporation:

           RESOLVED, that the Restated Certificate of Incorporation of Allion Healthcare, Inc., as amended, be amended further by changing the Article thereof numbered "FOURTH" so that, said Article shall be amended and restated in its entirety as follows:

                     "FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares, consisting of eighty million (80,000,000) shares of Common Stock, par value $.001 per share, and twenty million (20,000,000) shares of Preferred Stock, par value $.001 per share. Preferred Stock may be issued from time to time (1) in one or more Series, with such distinctive serial designations; and (2) may have such voting powers, full or limited, or may be without voting powers; and (3) may be subject to redemption at such time or times and at such prices; and (4) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times and payable in preference to, or in such relation to, the dividends payable on any other class or classes or assets of the Corporation; and (5) may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation, at such price or prices or at such rates of exchange, and with such adjustments; and (6) shall have such other relative, participating, optional and other special rights and qualifications, limitations or restrictions thereof, all as shall hereafter be stated and expressed in the resolution or resolutions providing for the issue of such preferred stock from time to time adopted by the Board of Directors pursuant to authority to do so which is hereby vested in the Board of Directors."

           ; and it is

           FURTHER RESOLVED, that the Restated Certificate of Incorporation of Allion Healthcare, Inc., as amended, be amended further by deleting in its entirety the Article thereof numbered "EIGHTH".

           2. The aforesaid amendments were duly adopted by the affirmative vote of a majority of the outstanding shares of capital stock of the Corporation entitled to vote thereon in accordance with Section 242 of the General Corporation Law of the State of Delaware.

           IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by Michael P. Moran, its President, this 4th day of April, 2002.

                                      ALLION HEALTHCARE, INC.



                                      By: /S/ MICHAEL P. MORAN
                                          -----------------------------
                                           Name:  Michael P. Moran
                                           Title:  President